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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [_]

                           Check the appropriate box:

     [_] Preliminary Proxy Statement          [_] Confidential, for Use of the
                                                  Commission Only (as permitted
     [_] Definitive Proxy Statement               by Rule 14a-6(e)(2))

     [X] Definitive Additional Materials

     [_] Soliciting Material Pursuant to (S) 240.14a-12

                                Raytheon Company
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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FOR IMMEDIATE RELEASE

Contact:
Amy Hosmer
781.860.2423

Gen. John Tilelli Jr. nominated to Raytheon Board of Directors

LEXINGTON, Mass., (March 28, 2002) - The Raytheon Company (NYSE: RTN) board of directors is recommending the election of retired U.S. Army General
John H. Tilelli, Jr. to the board. Tilelli, 60, is president and chief operating officer of Cypress International Inc.

Tilelli's election at the company's annual meeting on April 24, 2002, would bring the total number of Raytheon board members to 12. John R. Galvin and Alfred M. Zeien will be retiring from the Raytheon board following the annual meeting.

Prior to joining Cypress International in January 2002, Tilelli was president and chief executive officer of USO Worldwide operations. He was appointed to this position following his retirement from the U.S. Army after 37 years of service. Upon his retirement, Tilelli was Commander-in-Chief of the United Nations Command and Combined Forces Command for the U.S. Forces Korea. During his distinguished career, Tilelli also served two tours in Vietnam, four tours in Germany and three tours at the Pentagon. In addition, he served as a commanding general during Desert Shield and Desert Storm.

Cypress International Inc., based in Arlington, Va., is a business development organization assisting clients to identify new defense business opportunities.

With headquarters in Lexington, Mass., Raytheon is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

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